SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                              FORM 8-K


                           CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF THE
                   SECURITIES EXCHANGE ACT OF 1934


                    Date of Report:  June 6, 1996





                           MEDIMMUNE, INC.
       (Exact name of registrant as specified in its charter)



                  Commission File Number:  0-19131


          Delaware                               51-1555759
     (State of Incorporation)                (I.R.S. Employer
                                             Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD        20878
     (Address of principal executive offices)         (Zip Code)



     Registrant's telephone number, including area code: (301) 417-0770


          No Exhibits are being filed with this report



                           MEDIMMUNE, INC.
                     Current Report on Form 8-K


ITEM 5.  OTHER EVENTS


MedImmune, Inc. reported the information contained on the following press release dated June 6, 1996.

               MEDIMMUNE SECURES BROAD PATENT COVERAGE
                  FOR HUMAN B19 PARVOVIRUS VACCINE

Gaithersburg, MD, June 6, 1996 -- MedImmune, Inc. (Nasdaq:MEDI) today announced it has obtained through a cross-licensing agreement exclusive rights to commercialize certain intellectual properties held by a licensing arm of the University of Leiden, The Netherlands, pertaining to the treatment and prevention of human B19 parvovirus infections. These intellectual properties include technology described in European patent number 0491824 issued to scientists at the University of Leiden in October 1995 titled, "Human Parvovirus B19 Proteins and Virus-Like Particles, Their Production and Their Use in Diagnostic Assays and Vaccines." The license significantly strengthens MedImmune's intellectual property position in this area and enhances the geographic scope of the commercial opportunity for MEDI-491, a human B19 parvovirus vaccine candidate currently being developed by MedImmune. In addition, as part of the cross-licensing agreement, MedImmune has granted exclusive rights to the University of Leiden to commercialize B19 parvovirus diagnostic test kits.

Separately, MedImmune today announced that the United States Patent and Trademark Office has issued patent number 5,508,186, titled "B19 Parvovirus Capsids" to scientists at the National Heart, Lung, and Blood Institute (NHLBI) for isolated empty B19 parvovirus capsids which form the basis of MEDI-491. This patent is licensed on an exclusive, worldwide basis to MedImmune as part of a previous agreement with NHLBI.

"The University of Leiden license, together with the issuance of the Capsid patent previously licensed from the National Institutes of Health strengthens MedImmune's proprietary position for MEDI-491, our vaccine for human B19 parvovirus," commented David M. Mott, President and Chief Operating Officer of MedImmune. "We believe that our human B19 parvovirus is the leading vaccine development effort worldwide for this important pathogen. Our efforts to secure broad worldwide patent coverage for a B19 parvovirus vaccine are indicative of our strategy to seek important intellectual properties in key areas of our business."

MEDI-491 is a virus-like particle (VLP) based vaccine intended to prevent human B19 parvovirus infection and was developed by MedImmune and the NHLBI under a Cooperative Research and Development Agreement (CRADA). MedImmune has completed a Phase 1 clinical trial evaluating the safety and immunogenicity of MEDI-491 and plans to commence additional clinical testing during 1996. A similar VLP vaccine approach, taken by Dr. Caroline Brown, Dr. Willy Spaan and colleagues at the University of Leiden Department of Virology, University Hospital, has formed the basis of European patent number 0491824 which was licensed to MedImmune.

Discovered in 1975, B19 parvovirus has been linked to a number of serious conditions including miscarriages in pregnant women, life-threatening sudden reduction of red blood cells (transient aplastic crisis) in sickle cell anemia patients, chronic anemia in AIDS and chemotherapy patients, and persistent or acute arthritis in some adults. The United States Center for Disease Control estimates that the chances of miscarriage are as high as one in 40 if exposed to B19 parvovirus. In children, B19 parvovirus infection can cause erythema infectiosum (or "Fifth Disease"), a condition distinguished by a characteristic "slapped cheek" rash as well as benign flu-like symptoms. It has been estimated that up to 60% of the population in the United States has been infected with B19 parvovirus. There are no agents available for the prevention of B19 parvovirus infection.

The Company believes a successful B19 parvovirus vaccine could be used both to immunize women entering their child-bearing years to protect them from experiencing B19 parvovirus-induced miscarriages and to vaccinate children with sickle cell anemia to protect them against transient aplastic crisis. In addition, a successful B19 parvovirus vaccine could be incorporated into routine childhood immunization programs to reduce the prevalence of this virus, a similar strategy to that applied to vaccines for rubella, a virus which causes miscarriages and fetal abnormalities.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has six new products in clinical trials. MedImmune is located in Gaithersburg, MD.

                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDIMMUNE, INC.
                              Registrant)


Date:  June 6, 1996           David M. Mott
                              President and Chief Operating Officer
                              (Principal financial and accounting
                                 officer)